                                                                   Exhibit 10.24


                             EMPLOYMENT AGREEMENT
                             --------------------

         THIS AGREEMENT, made as of November 10, 1997, by and between RESPIRONICS, INC., a Delaware corporation (the "Company"), Healthdyne Technologies, Inc., a Georgia Corporation ("Healthdyne") and John Miclot ("Executive"). This Employment Agreement will be null and void in its entirety if the Company's currently contemplated acquisition of Healthdyne does not occur. Furthermore, if future benefits provided to Vice Presidents (other than base salary) become more favorable than those contained herein, Executive will receive the benefit of those changes.

                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, the Company is engaged in the business of the design, development, manufacture, marketing and sale principally of respiratory and other medical equipment;

         WHEREAS, Executive has been employed by Healthdyne and will be employed by the Company after the Company acquires Healthdyne (the "Merger");

         WHEREAS, Healthdyne and Executive agree that their Non-Competition Agreement will become null and void in all respects effective upon the Closing of the Merger (the "Closing Date"), so that no "Change of Control" occurs for purposes of said Non-Competition Agreement, in consideration of the acquisition and Executive's employment with the Company;

         WHEREAS, Healthdyne and Executive further agree that neither Healthdyne nor the Company will owe Executive any monies as a result of Executive's change in employment from Healthdyne to the Company other than as expressly set forth or referred to herein;

         WHEREAS, Executive possesses valuable knowledge and skills that will contribute to the successful operation of the Company's business;

         WHEREAS, the Company and Executive have agreed to execute and deliver this Agreement in consideration, among other things, of (i) the access Executive will have to confidential or proprietary information of the Company, (ii) the access Executive will have to confidential or proprietary information to be acquired hereafter by the Company, and (iii) Executive's receipt of compensation from time to time by the Company; and

         WHEREAS, the Company desires to retain the services of Executive, and Executive is willing to accept employment with the Company, upon the terms contained in the attached offer letter and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

                                   ARTICLE I
                                  EMPLOYMENT
                                  ----------

         1.01. Office. Effective at the Closing Date, Executive will be employed
               ------
as Vice President, International Operations of the Company, having such duties and responsibilities as are commensurate with such position and title. Executive shall report to the President and Chief Executive Officer of the Company and shall also perform such other duties unrelated to his title and position as may be mutually agreed upon by the Executive of the Company. In such capacity or capacities Executive shall use his best energies or abilities in the performance of his duties hereunder and as prescribed in the By-Laws of the Company.

         1.02. Term. Subject to the terms and provisions of Article II hereof,
               ----
Executive shall be employed by the Company for a period of three years (the "Term"), commencing
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on the Closing Date. Subject to the terms and provisions of Article II hereof, the Term shall automatically be extended for an additional year unless, not less than ninety (90) days prior to the expiration of the then-current first year of the Term, either Executive or the Company shall advise the other that the Term will not be further extended. "Term" shall also include any extension or renewals of the original Term.

         1.03. Base Salary. After March 1, 1998, compensation shall be paid to
               -----------
Executive by the Company at the rate of $203,679 per annum (the "Base Salary"), payable bi-weekly. The Base Salary to be paid to Executive may be adjusted upward by the Board of Directors of the Company at any time (but not less frequently than annually) based upon Executive's contribution to the success of the Company and on such other factors as the Board of Directors of the Company shall deem appropriate. Executive's first annual review shall occur in November 1998 with any resulting salary increase becoming effective in February 1999.

         1.04. Executive Benefits. At all times during the Term, Executive shall
               ------------------
have the right to participate in and receive benefits under and in accordance with the then-current provisions of all incentive, profit sharing, retirement, stock option or purchase plans, life, health and accident insurance, hospitalization and other incentive and benefit plans or programs (except for any such plan in which Executive may not participate pursuant to the terms of such plan or Executive's geographic location) which the Company may at any time or from time to time have in effect for executive employees of the Company or its subsidiaries, Executive's participation to be on a basis commensurate with other executive employees considering their respective responsibilities and compensation. Prior service of Executive with Healthdyne or a Healthdyne Subsidiary (including service with predecessor entities to the extent recognized under analogous Healthdyne benefit plans) shall be counted in determining eligibility to participate in Company plans and for purposes of vesting. Executive shall also be entitled to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder. For the period from January 1, 1998 through the Closing Date, Executive shall be entitled to a pro rata normal and customary bonus from Healthdyne's bonus plan in accordance with the terms of that plan as of the date hereof. Also, the Company will pay Executive within 30 days after the Closing Date for all accrued, but unpaid, vacation pay due Executive by Healthdyne through the Closing Date.

         1.05. Principal Place of Business. The headquarters and principal place
               ---------------------------
of business of the Company is located in Pittsburgh, Pennsylvania. Executive's principal place of business will be in Marietta, Georgia, and he will reside within a reasonable distance thereof. If Executive moves to Pittsburgh, such move will not constitute a change in location for purposes of Section 2.04(a)(ii).

                                   ARTICLE II
                                  TERMINATION
                                  -----------

         2.01. Illness, Incapacity. If, during the Term of Executive's
               -------------------
employment hereunder, the Board of Directors of the Company shall determine that Executive shall be prevented from effectively performing all his duties hereunder by reason of illness or disability, confirmed by a physician mutually acceptable to Executive and the Company, and such failure so to perform shall have continued for a period of not less than six months, then the Company may, by written notice to Executive, terminate Executive's employment hereunder effective at any time after such six month period. Upon delivery to Executive of such notice, together with payment of any salary accrued and unpaid under
Section 1.03 hereof, Executive's employment and all obligations of the Company under Article I (except any obligation for vested benefits) hereof shall forthwith terminate. The obligations of Executive under Articles III and IV
Section 4.01-4.04, 4.06, and 4.07 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 2.01.

                                       2
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         2.02. Death. If Executive dies during the Term of his employment
               -----
hereunder, Executive's employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued, unpaid salary and vested benefits, shall terminate.

         2.03. Company Termination. (a) For Cause. In the event that, in the
               -------------------
reasonable judgment of the Board of Directors of the Company after a meeting at which Executive is given reasonable notice and afforded an opportunity to attend , be heard and be accompanied by a lawyer, Executive shall have (a) been guilty of any act of dishonesty material with respect to the Company, (b) been convicted of a crime involving moral turpitude, (c) intentionally disregarded the material provisions of this Agreement or d) intentionally disregarded express instructions of the Board of Directors of the Company with respect to material matters of policy continuing (in the case of clause (d)) for a period of not less than thirty (30) days after notice of such disregard, the Company may terminate this Agreement effective at such date as it shall specify in a written notice to Executive. Any such termination by the Company shall be deemed to be termination "for cause". Upon delivery to Executive of such notice of termination, together with payment of any salary accrued and unpaid under
Section 1.03 hereof and vested benefits for which the Company is obligated, Executive's employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Articles III and IV hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 2.03(a).

         (b) Without Cause. Executive's employment hereunder may be terminated
             -------------
at any time by the Company without cause if the Board of Directors of the Company, by resolution duly adopted by the Board, so determines. Except as set forth in Section 2.05 hereof, all obligations of the Company under Article I cease upon termination. The obligations of Executive under Articles III and IV hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 2.03(b).

         2.04. Executive Termination. (a) Executive agrees to give the Company
               ---------------------
ninety (90) days prior written notice of the termination of his employment with the Company. Simultaneously with such notice, Executive shall inform the Company in writing as to his employment plans following the termination of his employment with the Company. In the event Executive has terminated his employment with the Company because there has been: (i) a material downgrading in Executive's duties, titles or responsibilities for the Company, (ii) a change in Executive's principal place of business to a location not within 30 miles of its present location, (iii) any significant and prolonged increase in the traveling requirements applicable to the discharge of Executive's responsibilities, (iv) any breach of the Company of its duties or obligations pursuant to this Agreement which has not been cured within thirty (30) days after notice of such breach, (v) any failure of any successors to the Company after a Change of Control (as defined herein) to assume the obligations of the Company hereunder, (vi) if the Company imposes as a condition to any renewal or extension of this Agreement any adverse change in any material term or provision of this Agreement or (vii) any other significant material adverse change in working conditions, responsibilities or prestige, Executive shall be entitled to the compensation provided for in Section 2.05 upon such termination.

         (b) In the event Executive has terminated his employment for other reasons, Executive will receive nothing (other than vested benefits) if he terminates within 18 months of the Closing Date or he terminates more than 24 months after the Closing Date. Executive will receive W-2 wages (averaged over the past three years), Company-paid health insurance continuation, and car allowance continuation for 12 months if he terminates between 18 and 24 months after the Closing Date upon 30 days notice. Any such payment under this section will constitute the sole and complete amount owed to Executive under this Agreement (other than vested benefits) and he shall be entitled to no other payments under this Agreement which may have been otherwise due.

         (c) All obligations of the Company under Article I shall cease upon termination, except for the payment of any salary accrued and unpaid under
Section 1.03 hereof other than vested benefits. The obligations of Executive under Articles III and IV hereof

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shall continue notwithstanding termination of Executive's employment pursuant to this Section 2.04.

         2.05. Termination Payments - Discharge Without Cause. If the Company
               ----------------------------------------------
terminates Executive's employment without cause pursuant to Section 2.03(b), Executive shall for the greater of two years or the balance of the Term be entitled to W-2 wages (averaged over the past three years), Company-paid health insurance continuation, and car allowance continuation.

         2.06. Termination Payments - After Certain Changes of Control. (a) If
               -------------------------------------------------------
Executive or the Company (except pursuant to Section 2.03(a) hereof) terminates this Agreement during the Term upon or after the occurrence of a Business Combination not approved by a majority of Disinterested Directors then in office, as those terms are defined in Article Ninth of the Company's Certificate of Incorporation, Executive shall be paid an amount equal to three times Executive's average W-2 wages over the past three years, such payment to be made in a lump sum within sixty (60) days of termination. Executive also shall be entitled to Company paid health insurance continuation and car allowance continuation for three (3) years.

         (b) As used herein a "Change of Control" shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that, in the absence of a majority vote of the directors to the contrary, the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of less than 70% of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall not be deemed to be a Change in Control and provided further that the transaction or transactions which involve the sale, lease, exchange or other disposition of 70% or more of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall be deemed to be a Change in Control even if approved by the Board of Directors of the Company.

         2.07. Termination Payments - Taxes   The parties hereto agree that the
               ----------------------------
Termination Payments are reasonable compensation in consideration of the Executive's adherence to the terms of Article IV hereof. Neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(I) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that Executive becomes entitled to the Termination Payments and Executive becomes subject to the tax imposed by
Section 4999 of the Code (the "Excise Tax") as a result of the Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2)("Parachute Payments"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Parachute Payments determined prior to the application of this paragraph. For purposes of determining the amount of the Parachute Payments, no payments or benefits shall be included if, in the opinion of

                                       4
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tax counsel selected by the Company's independent auditors and acceptable to
Executive, such payments or benefits (in whole or in part) do not constitute Parachute Payments, or such payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors. For purposes of determining the amount of the Gross-Up-Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up-Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax payable by Executive is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code ("Repayment Amount"). In the event that the Excise Tax payable by Executive is determined to exceed the amount taken into account thereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined ("Additional Gross-up"). The obligation to pay any Repayment Amount or Additional Gross-up shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open.

                                  ARTICLE III
                          EXECUTIVE'S ACKNOWLEDGMENTS
                          ---------------------------

         Executive recognizes and acknowledges that in the course of Executive's employment by the Company: (a) he will be privy to certain confidential and proprietary information which constitutes trade secrets as defined in the Uniform Trade Secrets Act and as adopted by the various states (the "Act"); and
(b) he will be privy to certain other confidential and/or proprietary information that may not constitute trade secrets as defined in the Act.

         Executive acknowledges that the Company must protect both above kinds of information from disclosure or misappropriation, and Executive further acknowledges that the processes, machines, technical documentation, computer programs, customer lists, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other information and trade secrets, whether as defined in the Act or which may lie beyond it (collectively the "Property"), which have been or will be provided to Executive by the Company, are unique, confidential and proprietary Property of the Company and by the provision of such Property to Executive, the Company is not conveying any ownership or other interest to Executive. Executive acknowledges that such confidential and proprietary information derives independent, actual, and potential commercial value from not being generally, readily ascertainable through independent development and is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Property shall not include any information that is in the public domain, so long as such information is not in the public domain as a result of any action or inaction by Executive which would constitute a violation of this Agreement or the Company's policies with respect to such Property. Executive agrees to hold in trust and confidence for the Company and to not to disclose to any third party, without prior written consent of the Company, said Property and information, whether it is tangible or intangible. Executive further agrees not to use any such confidential information or trade secrets to his/her personal benefit or for the benefit of any third party.

                                       5
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         Executive further acknowledges that for purposes of interpreting
Articles III and IV of this Employment Agreement, covenants and obligations of Executive with respect to the Company apply equally with respect to its affiliates. Executive also acknowledges that Property belongs to the Company and agrees to return to the Company all such information and Property which is tangible upon the termination of the Employment.

         Executive acknowledges that the use, misappropriation, or disclosure of the Property would constitute a breach of trust and could cause irreparable injury to the Company, and it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Property be kept secret and that Executive not disclose the Property to others or use the property to Executive's own advantage or the advantage of others.

         Executive further recognizes and understands that his duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 USC
(S) 1 et seq. In the event of publication of such materials, Executive
      -- ---
understands that since the work is a "work made for hire", the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Company may deem appropriate.

                                  ARTICLE IV
                     EXECUTIVE'S COVENANTS AND AGREEMENTS
                     ------------------------------------

         4.01. Non-Disclosure of Property. Executive agrees to hold and
               --------------------------
safeguard the Property in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, any confidential information that constitutes trade secrets, whether or not developed by Executive, except as required in the performance of Executive's duties to the Company. Executive and the Company agree that Executive's obligations under the above non-disclosure provision as it relates to confidential information that does not constitute trade secrets shall apply for a period of three (3) years following the termination of the Executive.

         4.02. Disclosure of Works and Inventions/Assignment of Patents and
               ------------------------------------------------------------
Other Rights. (a) Executive shall disclose promptly to the Company or its
------------
nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment, and shall be binding upon Executive's assigns, executors, administrators and other legal representatives.

         (b) Executive agrees that in the event of publication by Executive of written or graphic materials the Company will retain and own all rights in said materials, including right of copyright.

         4.03. Duties. Executive agrees to devote his best efforts full time to
               ------
the performance of his duties for the Company, to give proper time and attention to furthering the Company's business, and to comply in all material respects with all rules, regulations and instruments established or issued by the Company and made known to Executive. Executive further agrees that during the term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract

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from Executive's ability to apply his best efforts to the performance of his duties hereunder. Executive also agrees that he shall not usurp any corporate opportunities of the Company.

         4.04. Return of Materials. Upon the termination of Executive's
               -------------------
employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Property.

         4.05. Restrictions on Competition. Executive acknowledges that as Vice
               ---------------------------
President, International, he will be a "high impact" person in the Company's business who is in possession of selective and specialized skills, learning abilities, supplier and customer contacts, and supplier and customer information as a result of his relationship with the Company, and agrees that the Company has a substantial business interest in the covenant described below. Executive further acknowledges that he is involved at the highest level in the development and marketing of existing products and new products, and works directly with the President and CEO. He also has regular and significant contact with customers and suppliers of the Company nationally and internationally, and that he has access to and responsibility for trade secret and confidential information pertaining to the business of the Company, its products, and plans. In recognition of that status, Executive covenants and agrees that during the period of Executive's employment hereunder plus a period of two years (or such longer period, not in excess of three years, to the extent termination payments are paid to Executive pursuant to (S) 2.04, 2.05 or 2.06 for a period in excess of two years) following the termination of Executive's employment, including without limitation termination by the Company for cause or without cause (excepting a termination pursuant to Section 2.01 and also excepting an Executive termination under 2.04(b) for which the non compete is coextensive with the length of payments herein for which this non-competition period is one
(1) year), Executive shall not, in the United States of America or in any other country in which Executive has represented the interests of the Company engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder (other than as a shareholder owning up to 5% of the outstanding stock of any company whose stock is publicly traded and listed on a national securities exchange or included in NASDAQ), alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean and include any person, corporation or other entity which develops, manufactures, sells, markets or attempts to develop, manufacture, sell or market any product or services which are the same as or similar to the Products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Executive's employment hereunder; provided, however, that for purposes of determining what constitutes a Competing Business there shall not be included (x) any product or service of any entity which product or service Executive determines is not material to the business or prospects of the Company and which product or service the Company's Board, having been requested to do so by Executive, also so determines; the parties agree that any product which has been marketed in the United States for five years and has not achieved a five percent revenue level for the Company is not material for purposes of this provision or (y) any product or service of any entity so long as the Executive and such entity can demonstrate to the reasonable satisfaction of the Company that Executive is and will continue to be effectively isolated from, and not participate in the development, manufacture, sale or marketing of, such product or service, but only so long as Executive is effectively so isolated and does not so participate. To trigger this provision, the Executive and entity must perform the following: (i) the Executive must provide the Company with a letter pledging that he will abide by this Agreement, and (ii) the prospective/new employer must provide a letter acknowledging that it is aware of the Executive's obligations hereunder. The letter also must contain a pledge by the new/prospective employer that it will abide by those obligations. In the event the employment of Executive terminates at the conclusion of the Term before Executive obtains the age of 65 and because the Company has elected not to further extend the

                                       7
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Term pursuant to (S) 1.02, then the provisions of this (S) 4.05 and (S)'s
4.06 and 4.07 shall not be applicable after the conclusion of the Term unless the Company advises Executive at least six months prior to conclusion of the Term that it will continue to pay the Base Salary in effect at conclusion of the Term for such two-year period or such shorter portion thereof as the Company may specify (which specification shall foreshorten such two-year period accordingly) and the Company pays such amounts during such two-year or shorter period.

         4.06. Non-Solicitation of Customers and Suppliers. Executive agrees
               -------------------------------------------
that during his employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company, with respect to any products competitive with those of the Company. Executive further agrees that for two years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers of the Company with respect to any products competitive with those of the Company.

         4.07. Non-Solicitation of Employees. Executive agrees that, during his
               -----------------------------
employment with the Company and for two years following termination of Executive's employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company without permission from the Company.

                                   ARTICLE V
                  EXECUTIVE'S REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

         5.01. No Prior Agreements. Executive represents and warrants that he is
               -------------------
not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities other than Healthdyne.

         5.02. Executive's Abilities. Executive acknowledges that it would cause
               ---------------------
the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

         5.03. Remedies. In the event of a breach by Executive of the terms of
               --------
this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

                                  ARTICLE VI
                                 MISCELLANEOUS
                                 -------------

         6.01. Authorization to Modify Restrictions. It is the intention of the
               ------------------------------------
parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

         6.02. Entire Agreement. This Agreement along with the offer letter
               ----------------
represent the entire agreement of the parties with respect to the employment of Executive by the Company and may be amended only by a writing signed by each of them.

         6.03. Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the Commonwealth of Pennsylvania.

         6.04. Consent to Jurisdiction; Venue. Executive hereby irrevocably
               -------------------------------
submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement that cannot be finally resolved by arbitration pursuant to
Section 6.05 hereof (and for enforcement of any such arbitration decisions) and Executive hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Executive hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. Nothing in this Section 6.04 shall affect the right of the Company to bring any action or proceeding against Executive or his property in the courts of other jurisdictions where the Executive resides or has his principal place of business or where such property is located.

         6.05. Arbitration. Unless the party seeking relief is seeking relief
               -----------
not available through arbitration hereunder (see Section 6.04), any dispute related to this Agreement shall be referred to arbitration by three arbitrators selected from a list of arbitrators affiliated with American Arbitration Association ("AAA") who are familiar with executive employment matters, with one arbitrator being selected by the Company, one arbitrator being selected by Executive, and the third arbitrator being selected jointly by the two arbitrators selected by the Company and by Executive. The decision of a majority of the arbitrators shall constitute the arbitral decision. The arbitration hereunder, shall be conducted pursuant to the rules and procedures of AAA then in effect and otherwise in such manner as the arbitrator or arbitrators shall determine and shall be conducted in Pittsburgh, Pennsylvania. All parties shall cooperate with each other to expedite the arbitration process as much as possible so that the dispute can be resolved as quickly as possible and with as little cost as possible. The arbitral decision shall be final, binding and conclusive on the parties and may be entered, if necessary, in a court of competent jurisdiction with the same force and effect as a final and binding judgment. The arbitrators shall further be authorized to allocate or assess the costs of arbitration, including attorneys' fees, between the respective parties. If the arbitrators do not award costs and expenses, then each party shall bear its own costs and expenses, including attorneys' fees, and the cost of the arbitration shall be paid by the party whose position in the arbitration does not prevail.

         6.06. Agreement Binding. The obligations of Executive under this
               -----------------
Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.

         6.07. Counterparts, Section Headings. This Agreement may be executed in
               ------------------------------
any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

         6.08. Notices. All notices, requests, demands and other communications
               -------
hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered

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

or (b) mailed, registered mail, first class postage paid, return receipt requested, or (c) sent via overnight delivery service or courier, delivery acknowledgment requested, or (d) via any other delivery service with proof of delivery: if to the Company:

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, PA  15221-4401
Attn:  President

         if to Executive, at the address set forth on the signature page hereof or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

         6.09. Attorneys Fees. The Company shall pay, or reimburse Executive for
               --------------
reasonable attorneys fees incurred by Executive in connection with the negotiation of this Agreement.

         Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

Witness:                                 John Miclot
     /s/ M. Wayne Boylston                 /s/ John L. Miclot
------------------------------------     ---------------------------------------

                                         Address:  7290 Sentinel Chase Drive
                                                   -----------------------------
                                                   Roswell, GA  30076
                                                   -----------------------------

Attest:                                  RESPIRONICS, INC.

      /s/ Dorita A. Pishko               By:
-------------------------------------         /s/ Dennis S. Meteny
                                         ---------------------------------------
                      Secretary
[Corporate Seal]                         Title:  CEO
                                               ---------------------------------

                                         HEALTHDYNE TECHNOLOGIES, INC.

                                         By:
                                              /s/ Craig B. Reynolds
                                         ---------------------------------------

                                         Title:   CEO
                                               ---------------------------------
[Corporate Seal]

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